Exhibit 10.03
STATE AUTO FINANCIAL CORPORATION

ONE TEAM INCENTIVE PLAN

Effective January 1, 2016

SECTION 1. INTRODUCTION

1.01    Purposes of the Plan.
The purposes of the State Auto Financial Corporation One Team Incentive Plan are to: (a) further the long-term profitable growth and earnings of the Company by providing incentives and rewards to all employees who achieve the stated performance goals and strategic objectives which contribute significantly to the achievement of that profitable growth; (b) focus employees on the key measures that align and drive superior performance and value over the long term; and (c) assist the Company in recruiting and maintaining highly talented associates by providing competitive total rewards. To accomplish these objectives, the Plan authorizes the grant of Awards, as further described herein. The Plan is intended, in part, to provide for performance-based compensation which is not subject to the deduction limitation rules under Code Section 162(m) as in effect from time to time.
1.02    Term of the Plan.
Subject to shareholder approval, the Plan shall be effective as of January 1, 2016, and shall remain in effect until terminated by the Board or the Committee in accordance with 0. Any Award granted before the termination of the Plan shall continue to be governed thereafter by the terms of the Plan, including the terms in effect on the termination date.
SECTION 2. DEFINITIONS
2.01    Definitions.
Except where otherwise indicated, the following terms shall have the definitions set forth below for purposes of the Plan:

(a)	“Applicable Law” means the requirements of Code Section 162(m) applicable to performance-based compensation.

(b)	“Award” means a Performance Bonus Award granted under 0 or a Cash Bonus Award granted under Section 6 as established by the Committee for a Performance Period.

(c)	“Beneficiary” means the Participant’s surviving spouse, or if the Participant has no surviving spouse, the Participant’s estate.

(d)	“Board” or “Board of Directors” means the Board of Directors of State Auto Financial Corporation.

(e)	“Cash Bonus Award” means the dollar amount granted by members of Senior Leadership, or their designees, and payable to a Participant in accordance with Section 6.

(f)	“Change in Control” means one of the following events shall have taken place after January 1, 2016:
(1)    when any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company and any employee benefit plan sponsored or maintained by the Company (including any trustee of such plan acting as trustee) and excluding State Automobile Mutual Insurance Company, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or
(2)    when, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 2.01(f); or
(3)    the occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company through purchase of assets, by merger or otherwise; or
(4)    the occurrence of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Exchange Act) requiring approval by the shareholders of the Company.
A “Potential Change in Control” means the happening of any one of the following:
(5)    the approval by shareholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 2.01(f) above; or
(6)    the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or any Company employee benefit plan (including any trustee of such plan acting as such trustee) and other than State Automobile Mutual Insurance Company) of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan.

(g)	“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder, as in effect from time to time.

(h)
“Committee” generally means the Compensation Committee of the Board or such other individuals designated by the Compensation Committee, in its discretion, to oversee the administration of the Plan, including members of the Company’s senior leadership; provided, however, with regard to the provisions of this Plan applicable to a Covered Employee, “Committee” means a committee of three or more persons appointed by the Board to administer the Plan, each member of whom shall be (1) an “independent director” as defined by the rules of the New York Stock Exchange, (2) a “non-employee director” within the meaning of Rule 16b-3 and (3) an “outside director” within the meaning of Section 162(m) of the Code.

(i)
“Company” means State Auto Financial Corporation and its related entities, subsidiaries and affiliates, including State Auto Mutual Insurance Company, or any successors thereto. Notwithstanding the foregoing, whenever the terms of this Plan authorize the Company to take action, such action shall be considered properly authorized if taken by the Board or the Committee as defined herein.

(j)	“Covered Employee” means an Employee who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code Section 162(m).

(k)
“Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code Section.

(l)
“Employee” means a regular, active employee of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan, nor shall independent contractors, leased employees, consultants or anyone else designated as not eligible to participate in the Plan by the Committee.

(m)	“Final Bonus” means the actual Performance Bonus Award earned during a Performance Period by a Participant, as determined by the Committee.

(n)	“Participant” means an Employee who meets the eligibility requirements of Section 4 with respect to one or more Performance Periods.

(o)	“Performance Bonus Award” means an Award granted by the Committee and payable to a Participant in accordance with Section 5.

(p)	“Performance Criteria” shall have the meaning set forth in Section 5.

(q)
“Performance Period” means the twelve month period beginning on each January 1st and ending on the next succeeding December 31st during the term of the Plan, or such other time period established by the Committee from time to time with respect to which the attainment of Performance Criteria will be determined.

(r)	“Plan” means the State Auto Financial Corporation One Team Incentive Plan, as set forth herein and as amended from time to time.

(s)
“Retirement” means the attainment of age 55 and the completion of five years of service with the Company; provided, however, that if a Participant’s employment is terminated for cause after such Participant has satisfied the requirements for “retirement” as stated herein, such termination of employment shall not be an eligible “retirement” under the Plan. For this purpose, a “year of service” and “for cause” shall be determined in the absolute discretion of the Committee, whose decision shall be final and binding on all parties.

(t)	“Rule 16b-3” means Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

(u)
“Target Bonus Award” means the potential Award designated for a Participant in accordance with Section 5 that would be payable to the Participant for a Performance Period if the Performance Criteria for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Committee in regard to that Award.

(v)
“Termination of Employment” means, for purposes of this Plan, unless otherwise determined by the Committee, ceasing to be an Employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company. Unless otherwise determined by the Committee, if a Participant’s employment with the Company terminates but such Participant continues to provide services to the Company in a non-employee director capacity, such change in status shall not be deemed a Termination of Employment within the Performance Period during which it occurs. A Participant employed by, or performing services for, a related company or a division of the Company shall be deemed to incur a Termination of Employment if, as a result of a disaffiliation, such related company or division ceases to be a related company or division, as the case may be, and the Participant does not immediately thereafter become an Employee of the Company or another related company. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its related companies shall not be considered a Termination of Employment. In addition, Termination of Employment shall mean a “separation from service” as defined in regulations issued under Code Section 409A whenever necessary to ensure compliance therewith for any payment of an Award conferred under this Plan that is subject to such Code Section, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

SECTION 3. ADMINISTRATION
3.01    The Committee.
The Plan shall be administered by the Committee, or its designee, as defined in Section 2.01(h) and collectively referred to herein as the “Committee”. The Committee shall periodically determine, in its sole discretion, the amounts and other terms and conditions of Awards to be granted to Participants under the Plan. The Committee shall administer the Plan in accordance with applicable legal requirements. All questions of interpretation and administration with respect to the Plan and Awards made hereunder shall be determined by the Committee in its sole and absolute discretion. All determinations by the Committee shall be final and conclusive upon all persons. The Committee shall act by vote or written consent of a majority of its members and its actions shall be recorded in the minutes of the Committee. Notwithstanding any other provision of the Plan, the Committee shall not have any discretion or authority to make changes to any Award for a Covered Employee that is intended to qualify as “performance-based compensation” under Code Section 162(m) to the extent that the existence of such discretion or authority would cause such Award not to so qualify.
3.02    Additional Powers of the Committee.
In addition to any implied powers and duties that are needed to carry out the provisions of the Plan, the Committee shall have the following specific powers and duties:

(a)	to make, amend, rescind and enforce any rules and regulations it shall deem necessary or proper for the efficient administration of the Plan;

(b)	to correct administrative errors;

(c)	to determine the terms and provisions for making or modifying Awards;

(d)	to make all other determinations necessary or advisable for the administration of the Plan;

(e)	to designate one or more officers of the Company to execute on behalf of the Company all agreements and other documents approved by the Committee under the Plan;

(f)
except to the extent prohibited by Applicable Law, to delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to approve Awards to Employees who are not Covered Employees; provided, however, that such delegation may be revoked at any time and all determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons; and

(g)	to employ one or more persons to render advice with respect to any of its responsibilities under the Plan.
SECTION 4. PARTICIPATION
4.01    Participation.
The Committee shall designate, or determine the methodology and criteria, if any, for the designation of the Employees who are eligible to receive an Award under the Plan. In general, all Employees shall be eligible to participate in the Plan. An individual who is not an Employee shall not be eligible to participate in the Plan. Only the Committee may determine the eligibility of Employees who are Covered Employees.
4.02    Partial Performance Period Participation.
An Employee who becomes eligible after the beginning of a Performance Period and prior to the beginning of the fourth calendar quarter, may participate in the Plan for that Performance Period on a ratable basis. Such situations may include, but are not limited to new hires. The Committee, in its sole discretion, retains the right to prohibit or allow participation in the initial Performance Period of eligibility for any such Employee. If an Employee participates for only a portion of a Performance Period for any reason, the Performance Criteria previously established under the Plan for that Performance Period shall apply to any Employee who becomes eligible after the beginning of the Performance Period, but his Award may be prorated. Such proration may be based on the number of days the Employee performed services during the Performance Period while a Participant in the Plan over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Award based on the partial Performance Period applicable to the Employee. In addition, in the event a Participant changes job levels, sub-groups or business segments during a Performance Period, the Participant’s Award may be adjusted to reflect the amount of time at each job level, sub-group or business segment during the Performance Period, in the Committee’s discretion. Notwithstanding anything in this Section 4.02 or in the Plan to the contrary, the participation in the Plan for a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m), as set forth in Section 5.
SECTION 5. PERFORMANCE BONUS AWARDS
5.01    Establishment of Performance Criteria.
For each Performance Period, the Committee will establish in writing Performance Criteria based on one or more of the following performance measures of the Company (and/or one or more business segments or sub-groups of the Company, as applicable), applied to the Company as a whole or to a business segment or sub-group, either individually, alternatively or in any combination, and measured over the Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award criteria or by duly adopted resolution: (i) combined ratio; (ii) premium growth; and (iii) policies in force. Except as otherwise provided herein, the extent to which the Performance Criteria are satisfied will determine the amount, if any, of the Final Bonus that will be earned by each Participant (subject to Section 5.04). The Performance Criteria may vary for different Performance Periods and need not be the same for each Participant eligible for a Performance Bonus Award for a Performance Period. If the identified Performance Criteria are not met at the minimum level established by the Committee, no Performance Bonus Awards will be paid for the applicable Performance Period. For purposes of this Plan, “policies in force” means, as of the applicable measurement date, the active policies underwritten by the Company’s Personal and Business (including workers’ compensation) Insurance Segments.

5.02    Adjustment of Performance Criteria.
Once established, the Performance Criteria shall not be changed during the Performance Period. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, at the time a Performance Bonus Award is made and Performance Criteria are established, the Committee is authorized to determine the manner in which the Performance Criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including, but not limited to, cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles or extraordinary charges to income.
5.03    Issuance of Awards.
For each Performance Period, the Committee may issue to Participants in the Plan, as the Committee shall determine in its sole discretion, a Target Bonus Award which is contingent on the achievement of established Performance Criteria during the Performance Period or, with respect to Employees who are not Covered Employees, the occurrence of another specified event as determined by the Committee in accordance with the terms of the Plan. In determining the nature and amount of the Target Bonus Award, the Committee shall consider, among other factors, responsibility level, and performance. Awards will be earned based upon the performance of the Company or one or more of its business segments and/or sub-groups and the attainment of the established Performance Criteria during the Performance Period. In no event shall the maximum Award that may be paid to any single Participant for any single Performance Period exceed $3,000,000.00, such maximum Award amount to be pro-rated if the Performance Period is less than a full fiscal year of the Company. The total amount of Performance Bonus Awards for the Performance Period will be calculated and allocated from a pool of incentive dollars established by the Company on an annual basis under an objective formula. For each Performance Period, a specified share of the pool shall be determined as the Performance Bonus Award for each Participant, provided that the total shares shall not exceed 100% of the available pool. In addition, should the Committee exercise its discretion to reduce a Covered Employee’s Performance Bonus Award, no reduction in a Covered Employee’s Performance Bonus Award shall result in an increase in the share of another Covered Employee’s Performance Bonus Award.
Performance Criteria and Target Bonus Awards shall be established prior to the beginning of each Performance Period or as soon as practicable thereafter. If a Participant commences participation after the beginning of a Performance Period, Performance Criteria in effect for the Participant’s position shall apply for the remaining balance of the Performance Period, unless otherwise determined by the Committee within 90 days of the date the Employee becomes a Participant. In all cases where the Participant is a Covered Employee, the Performance Criteria and Target Bonus Award shall be established in no event later than 90 days following the first day of the Performance Period or after twenty-five percent (25%) of the Performance Period has elapsed, if earlier, and the outcome relative to the attainment of the Performance Criteria shall not be substantially certain at the time the Performance Criteria and Target Bonus Award are established. This Section 5.03 is intended to ensure compliance with the exception from Code Section 162(m) for qualified “performance-based compensation,” and shall be construed, applied and administered accordingly with respect to any Participant who is a Covered Employee.
5.04    Final Bonus Determinations.
At the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Criteria were met during the Performance Period for any Performance Bonus Awards for Covered Employees. If the Performance Criteria for the Performance Period are met, Covered Employees shall be entitled to the payment of the Performance Bonus Awards, subject to the Committee’s exercise of negative discretion to reduce any Final Bonus payable to a Covered Employee based on business objectives established for that Covered Employee or other factors as determined by the Committee in its sole discretion. With respect to Participants who are not Covered Employees, the Committee will determine the Final Bonus for a Performance Period based on the Performance Criteria and other business and/or individual objectives. The Committee may adjust (up or down) any Final Bonus for Participants who are not Covered Employees on the basis of such further considerations as the Committee shall determine in its sole discretion. Subject to the maximum dollar amount for an Award provided in Section 5.03, no Final Bonus shall be greater than 200% of a Participant’s Target Bonus Award. Further, should the Committee desire to provide any additional bonus amount or payment to a Covered Employee above the Performance Bonus Award issued to the Covered Employee for the Performance Period, such payment shall be a separate bonus payment and shall not be a Performance Bonus Award, meaning it shall not be subject to or covered by Section 162(m) of the Code as performance-based compensation.
5.05    Change of Control or Potential Change of Control.
If a Change of Control or Potential Change of Control, as defined in Section 2.01(f), occurs prior to the end of a specified Performance Period, the Committee shall determine the Final Bonus in accordance with Section 5.04; provided, however, that such Final Bonus shall be determined based on the achievement of the Performance Criteria up to the date of the Change of Control or Potential Change of Control and then prorated based upon the length of time that the Participant was employed by the Company during the applicable Performance Period. The Final Bonus, thus determined, shall be paid per the terms of the Plan.
5.06    Termination of Employment.

(a)
Termination of Employment Due to Retirement, Death or Disability. In the event of a Participant's Termination of Employment by reason of Retirement, death or Disability during the applicable Performance Period, the Final Bonus determined in accordance with Section 5.04 herein shall be reduced to reflect participation prior to termination only and as further described below.

(1)    Death or Disability. If the Participant’s employment is terminated due to death or Disability, the Final Bonus, if any, shall be equal to 100% of the Participant’s Target Bonus Award, prorated by multiplying the Final Bonus by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred as of the date that the Committee determines was the date on which the definition of Disability was satisfied. Notwithstanding the foregoing, if the Participant is a Covered Employee, the Final Bonus, if any, shall be based upon the achievement of the Performance Criteria during the applicable portion of the Performance Period and then prorated as described above.
(2)    Retirement. If the Participant’s employment is terminated due to Retirement, the Final Bonus, if any, shall be based upon the achievement of the Performance Criteria during the applicable Performance Period and then prorated based upon the length of time that the Participant was employed by the Company during the Performance Period.
The Final Bonus, thus determined, shall be paid as soon as possible and reasonable following the Participant’s death, and if paid due to Disability or Retirement, the Final Bonus shall be paid as soon as practicable and reasonable following the end of the Performance Period in which the Disability or Retirement occurs, and shall be made at the same time payments are made to Participants who did not incur a Disability or retire during the applicable Performance Period, unless otherwise elected by the Participant as provided in any deferred compensation plan sponsored by the Company and applicable to the Participant.

(b)
Termination of Employment for Other Reasons. In the event of a Participant's Termination of Employment before the fourth quarter of the Performance Period for a reason other than due to Retirement, death, Disability or involuntary termination by the Company other than for “Cause”, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Committee in its sole discretion. Except as provided in Section 5.06(a), only Participants who are, as of the date the Final Bonus, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Bonus earned for the Performance Period, unless otherwise determined by the Committee in its sole discretion. Payment of the Final Bonus shall be made at the same time payments are made to Participants who did not have a Termination of Employment during the applicable Performance Period, unless otherwise elected by the Participant as provided in any deferred compensation plan sponsored by the Company and applicable to the Participant. For purposes of this Section whether an involuntary termination is for “Cause” shall be determined in the absolute discretion of the Committee, whose decision shall be final and binding on all parties.

(c)
Other Forfeiture Events. The Committee may, in its discretion, require that all or any portion of a Final Bonus be subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Committee may, in its discretion, also require repayment to the Company of all or any portion of a Final Bonus if the amount of the Final Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement or amendment to a previously filed financial statement and the amount of the Final Bonus would have been lower than the amount actually paid to the Participant had the financial results been properly reported, and the Committee shall require repayment to the Company of any Final Bonus to the extent such repayment is required by law. Further, the Committee may, in its discretion, require that all or any portion of a Final Bonus paid to a Participant for the current or immediately preceding Performance Period be forfeited and returned to the Company if the Participant directly or indirectly solicits or causes to be solicited, or in any other way is responsible for, an offer of employment to be made to any Employee of the Company for twelve months after such Participant’s Termination of Employment from the Company, without the prior written consent of the Company. This Section 5.06(c) shall not be the Company’s exclusive remedy with respect to such matters. This Section 5.06(c) shall not apply after a Change in Control or Potential Change in Control except if required by law. Notwithstanding the foregoing, if the Company adopts any policy requiring the repayment of bonus amounts due to financial restatements or other identified conduct (collectively, a “Clawback Policy”), the provisions of such Clawback Policy shall also apply to the Plan and in the event of any inconsistency between the Plan and the Clawback Policy, the terms of the Clawback Policy, as applicable, shall govern.
5.07    Payment of Performance Bonus Awards.
Each Participant’s Final Bonus, as determined by the Committee, shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, on the last business day occurring on or before the 15th day of the third month after the end of each Performance Period. If payment is delayed due to an unforeseeable event or other administrative delay, payment shall in no event be made later than the December 31st of the taxable year following the year in which the Final Bonus was earned. Other withholdings may include, but not be limited to, amounts previously elected to be deferred to a tax-qualified or non-qualified retirement or deferred compensation plan. In addition, the Committee may provide for deferred payment of any Final Bonus to a specified date or to a date not less than six months after Termination of Employment, in compliance with the requirements of Code Section 409A, as applicable.
SECTION 6. CASH BONUS AWARDS

6.01    Additional Cash Bonus Awards.
Senior Leadership (i.e., business segment leaders or their designees, a “Leader”) may also issue and pay “spot” Cash Bonus Awards at any other time as such Leader, in his discretion, determines to be appropriate in order to reward an Employee (who is not a Covered Employee) for exemplary performance results, as determined by the Leader in his sole discretion. Any such Cash Bonus Awards are not intended to qualify as performance-based compensation within the meaning of Code Section 162(m).
6.02    Payment of Cash Bonus Awards.
The Leader may, but shall not be required to, issue Cash Bonus Awards to one or more Participants, including, but not limited to, a Participant to whom a Performance Bonus Award has been designated pursuant to Section 5 above (other than a Covered Employee). A Cash Bonus Award as determined by the Leader shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, no later than the last business day occurring on or before the 15th day of the third month after the end of the Performance Period for which the Cash Bonus Award was made.
SECTION 7. PAYMENT OF AWARDS

7.01    Awards Solely from General Assets.
The Awards under the Plan shall be paid solely from the general assets of the Company. Nothing herein shall be construed to require the Company or the Board to maintain any fund or to segregate any amount for the benefit of any Participant, and no Participant or other party claiming an interest in amounts earned under the Plan shall have any right against, right to, or security or other interest in, any fund, account, or asset of the Company from which the payment pursuant to the Plan may be made. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a payment under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
7.02    Plan Expenses.
All reasonable expenses of administering the Plan shall be paid by the Company.
SECTION 8. AMENDMENT AND TERMINATION

8.01    Amendment of Plan.
Except as otherwise provided in Section 8.02, the Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which he has already become entitled, as determined under Sections 5 and 6 hereof. Shareholder approval of any amendment will be required only as required by Applicable Law. No new Award may be granted during any period of suspension of the Plan or after termination of the Plan.

8.02    Change in Control.
Notwithstanding Section 8.01, above, on or after the occurrence of a Change in Control, no direct or indirect alteration, amendment, suspension, termination or discontinuance of the Plan, no establishment or modification of rules, regulations or procedures under the Plan, no interpretation of the Plan or determination under the Plan, and no exercise of authority or discretion vested in the Committee under any provision of the Plan (collectively or individually, a “Change”) shall be made if the Change: (a) is not required by Applicable Law or necessary to meet the requirements of Rule 16b-3, Code Section 162(m) or Code Section 409A;, and (b) would have the effect of:

(a)	eliminating, reducing or otherwise adversely affecting a Participant’s, former Participant’s or beneficiary’s rights with respect to any Award granted prior to the Change in Control;

(b)
altering the meaning or operation of the definition of Change in Control in Section 2.01(f) (and of the definition of all the defined terms that appear in the definition of Change in Control), the provisions of this 0, or any rule, regulation, procedure, provision or determination made or adopted prior to the Change in Control pursuant to this 0 or any provision in any rule, regulation, procedure, provision or determination made or adopted pursuant to the Plan that becomes effective upon the occurrence of a Change in Control (collectively, the “Change in Control Provisions”); or

(c)
undermining or frustrating the intent of the Change in Control Provisions to secure for Participants, former Participants and beneficiaries the maximum rights and benefits that can be provided under the Plan.

Upon and after the occurrence of a Change in Control: (1) all rights of all Participants, former Participants and beneficiaries under the Plan (including without limitation any rules, regulations or procedures promulgated under the Plan) shall be contractual rights enforceable against the Company and any successor to all or substantially all of the Company’s business or assets; and (2) any Award (i) shall be deemed to have been earned at the annual target amount, regardless of whether the specified Performance Criteria have been satisfied and (ii) shall be payable immediately following the Change in Control. These Change in Control Provisions may be altered, amended or suspended at any time before the date on which a Change in Control occurs; provided, however, that any alteration, amendment or suspension of the Change in Control Provisions that is made before the date on which a Change in Control occurs, and at the request of a person who effectuates the Change in Control, shall be treated as though it occurred after the Change in Control and shall be subject to the restrictions and limitations imposed by the preceding provisions of the immediately preceding paragraph.
8.03    Other Plans.
Nothing herein shall preclude the Committee from authorizing or approving other plans or forms of incentive or bonus compensation. The Committee shall have the right to determine the extent to which any Participant shall participate in this Plan in addition to any other plan or plans of the Company in which he shall participate.
SECTION 9. MISCELLANEOUS

9.01    No Right to Employment.
The receipt of an Award under the Plan shall not give any Employee any right to continued employment by the Company, nor shall it limit or interfere in any way with the right of the Company to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise. No person shall have any claim or right to be granted an Award under this Plan and the receipt of an Award shall not give an Employee the right to receive any subsequent Award.
9.02    Nontransferability.
No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.
9.03    Recipient of Payment.

(a)	Except as otherwise provided in paragraph (b), below, any Award under the Plan shall be paid to the Participant, or to the Beneficiary of a deceased Participant.

(b)
If the Committee deems any person entitled to receive any amount under the provisions of the Plan to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Committee may, in its sole discretion: (1) apply such amount directly for the comfort, support and maintenance of such person; (2) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (3) pay such amount to any person selected by the Committee to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (4) with respect to any amount due to a minor, deposit such amount to his credit in any savings or commercial bank of the Committee’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides.

(c)
If a payment is made under the Plan to a third party pursuant to Section 9.04(b), above, the Plan, the Board, the Committee and the Company shall be relieved, to the fullest extent permitted by law, of any obligation to make a duplicate payment to or on behalf of the Participant or Beneficiary.

9.04    Taxes.
The Committee may make any appropriate arrangements to deduct from amounts otherwise payable to a Participant any taxes that the Committee believes to be required to be withheld by any government or governmental agency in respect of an Award. The Participant and/or his Beneficiary shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.
9.05    Headings.
Any headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.
9.06    Severability.
If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted herein. In addition, if any provision of the Plan inadvertently causes an Award granted under the Plan to be “nonqualified deferred compensation” within the meaning of Code Section 409A, then such Award shall be construed and enforced as if the provision had never been inserted therein.
9.07    Governing Law.
The Plan and all agreements hereunder shall be construed, administered, and regulated in accordance with the laws of the State of Ohio (excluding the choice of law provisions thereof), except as to matters pre-empted or governed by federal law.
9.08    Gender and Number.
Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
9.09    Successors.
All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.